Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

EXECUTED FIFTH AMENDMENT TO CREDIT AGREEMENT

Tulsa, OK, on June 13, 2024, Educational Development Corporation (the “Company”) executed the Fifth Amendment (“Amendment”) to the Existing Credit Agreement (“Amendment”) with BOKF, NA (the “Lender”). The Amendment, effective May 31, 2024, adjusts the maximum availability of the Revolving Loan commitment to $7.0 million through the maturity date of October 4, 2024. The Amendment also requires an additional decrease in the Revolving Loan to $4.5 million from the effective date of the sale of the Company’s Headquarters building.

On June 12, 2024 the Company announced the executed Commercial Real Estate Contract (“Contract”) with Rockford Holdings ("Rockford" or “Buyer”) for the sale of the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”). The Contract is expected to be completed by September 12, 2024.

Per Craig White, President and Chief Executive Officer, “We are pleased with the execution of this amendment as it continues to provide borrowing capacity on our line of credit with our bank. The period of the extension of the Revolving Loan through October 4th, 2024 is aligned with the expected timeframe for closing on the sale of the Hilti Complex.”

Mr. White continued, “The funds received from the sale of the Hilti Complex are expected to completely pay off the borrowings under the Revolver and Term Loans outstanding with our Lender. Having an available line of $4.5 million, following the close, ensures we have sufficient support to continue operations as we focus on returning to profitability.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser, (214) 872-2710